EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements (2-93572, 33-45809, 33-53462, 333-65627 and 333-89376) on Forms S-8 of Bel Fuse
Inc. of our report dated March 18, 2003 (March 21, 2003 as to Notes 11 and 12) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards Board No. 142), appearing in this Annual Report on Form 10-K of Bel Fuse Inc. for the year ended December 31, 2002.


Deloitte & Touche LLP

March 24, 2003
New York, New York